                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                                 YAHOO! INC.
                (Name of Registrant as Specified In Its Charter)

                                 YAHOO! INC.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]    No Fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

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         2)      Aggregate number of securities to which transaction applies:

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         3)      Per unit price or other underlying value of transaction
                 computed pursuant to Exchange Act Rule 0-11:*

                 --------------------------------------------------------------
         4)      Proposed maximum aggregate value of transaction:

                 --------------------------------------------------------------
         5)      Total fee paid:

         * Set forth the amount on which the filing fee is calculated and how it was determined.

[ ]      Fee paid with preliminary material:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

                 --------------------------------------------------------------
         2)      Form, Schedule or Registration Statement No.:

                 --------------------------------------------------------------
         3)      Filing Party:

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         4)      Date Filed:

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

                              [Yahoo! Inc. LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 30, 1997
                            ------------------------

     The Annual Meeting of Shareholders (the "Annual Meeting") of Yahoo! Inc., a California corporation (the "Company"), will be held at the Guild Theatre, located at 949 El Camino Real, Menlo Park, California, on Wednesday, April 30, 1997, at 2:00 p.m., local time, for the following purposes:

     1. To elect five (5) directors of the Company to serve until the 1998 Annual Meeting of Shareholders or until their respective successors are elected and qualified;

     2. To approve amendments to the 1995 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 5,000,000 shares and to permit members of the Company's Board of Directors to be eligible to receive grants under the 1995 Stock Plan;

     3. To ratify the appointment of Price Waterhouse LLP as the independent accountants for the Company for the year ending December 31, 1997; and

     4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

     The Board of Directors has fixed the close of business on March 14, 1997 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     All shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ JOHN PLACE
                                          JOHN PLACE
                                          General Counsel and Secretary

Santa Clara, California
March 25, 1997

                             [Yahoo! Inc. Logo]

                      3400 CENTRAL EXPRESSWAY, SUITE 201

                             SANTA CLARA, CA 95051

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Yahoo! Inc., a California corporation (the "Company" or "Yahoo!"), of proxies in the enclosed form for use in voting at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Guild Theatre, located at 949 El Camino Real, Menlo Park, California, on Wednesday, April 30, 1997, at 2:00 p.m., local time, and any adjournment or postponement thereof.

     This Proxy Statement, the enclosed proxy card and the Company's Annual Report to Shareholders are being mailed to shareholders on or about March 25, 1997.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
John Place) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

RECORD DATE; VOTING SECURITIES

     The close of business on March 14, 1997 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 27,443,562 shares of Common Stock outstanding and held of record by approximately 439 shareholders.

VOTING AND SOLICITATION

     Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters and shareholders are entitled to cumulate votes for the election of directors, subject to the conditions described below.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Company's transfer agent, which will act as Inspector of Elections. The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote.

     The shares represented by the proxies received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Any proxy in the enclosed form which is returned but is not marked will be voted FOR the election of each of the five nominees named below, FOR amendment of the Company's 1995 Stock Plan, FOR ratification of the appointment of the designated independent accountants and as the proxy holders deem advisable on other matters that may come before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting, the shareholders will elect five directors to serve until the 1998 Annual Meeting of Shareholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

     In voting for directors, each shareholder is entitled to cast that number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock held by such shareholder. Such votes may be cast for one candidate or distributed in any manner among the nominees for directors. However, the right to cumulate votes in favor of one or more candidates may not be exercised unless the candidate or candidates have been nominated prior to the voting, and a shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder's intention to cumulate such shareholder's votes. If any one shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination.

     Assuming a quorum is present, the five nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted FOR the election of each of the five nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

     The names of the nominees, their ages as of March 14, 1997, and certain other information about them are set forth below:

                  NAME                       AGE                         POSITION
-----------------------------------------    ---     ------------------------------------------------
Timothy Koogle...........................    45      President, Chief Executive Officer and Director
Jerry Yang...............................    28      Chief Yahoo and Director
Eric Hippeau(1)..........................    45      Director
Arthur H. Kern(1)(2).....................    50      Director
Michael Moritz(1)(2).....................    42      Director

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Mr. Koogle has served as the Company's President and Chief Executive Officer and as a member of the Company's Board of Directors since August 1995. Prior to joining the Company, Mr. Koogle was President of Intermec Corporation, a manufacturer of data collection and data communication products, from 1992 to 1995. During that time, he also served as a corporate Vice President of Intermec's parent company, Western Atlas. From 1982 to 1991, Mr. Koogle held various operations and executive management positions at Motorola, Inc. Mr. Koogle holds a B.S. degree in mechanical engineering from the University of Virginia and M.S. and Engr. D. degrees in mechanical engineering from Stanford University.

     Mr. Yang, a founder of the Company, has served as a member of the Company's Board of Directors and an officer of the Company since March 1995. Mr. Yang co-developed Yahoo! in 1994 while he was working towards his Ph.D. in electrical engineering at Stanford University. Mr. Yang also serves as a director of Metricom Inc. Mr. Yang holds B.S. and M.S. degrees in electrical engineering from Stanford University.

     Mr. Hippeau has served as a member of the Company's Board of Directors since January 1996. Mr. Hippeau has served as Chairman and Chief Executive Officer of Ziff-Davis Publishing Company since 1993. Mr. Hippeau joined Ziff-Davis in 1989 as publisher of PC Magazine. He was promoted to Executive Vice President of Ziff-Davis in 1990, President and Chief Operating Officer in February 1991, and Chairman and CEO in October 1991. Mr. Hippeau attended the Sorbonne in Paris.

     Mr. Kern has served as a member of the Company's Board of Directors since January 1996. Mr. Kern is a founder, Chairman and Chief Executive Officer of American Media, which owns and operates four commercial radio stations in the Michigan area. From 1969 to 1986, Mr. Kern served in a variety of television sales management and general management positions with Group W/Westinghouse Broadcasting Company. Mr. Kern also serves on the Board of Directors of Eller Media Company, a national outdoor advertising company, Northwest Broadcasting, a group owner of Fox-affiliated television stations, and Total Entertainment Network. Mr. Kern is a graduate of Yale University.

     Mr. Moritz has served as a member of the Company's Board of Directors since April 1995. He has been a general partner of Sequoia Capital, a venture capital firm, since 1988. Sequoia provided the original venture capital financing and helped organize companies such as Cisco Systems, C-Cube Micro Systems, Arbor Software, LSI Logic, Linear Technology, and Microchip Technology. Mr. Moritz also serves as a Director of Flextronics International, Visigenic, and Neomagic, as well as several private companies. Between 1979 and 1984, Mr. Moritz was employed in a variety of positions by Time, Inc. Mr. Moritz has an M.A. degree in history from Oxford University and an M.B.A. from the Wharton School.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal 1996, the Board met 12 times and no director then in office attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he serves.

     The Audit Committee consists of directors Kern and Moritz, two of the Company's non-employee directors, and met two times during 1996. The Audit Committee recommends the engagement of the firm of certified public accountants to audit the financial statements of the Company, and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls.

     The Compensation Committee consists of directors Kern, Moritz and Hippeau (Chair), three of the Company's non-employee directors. The Compensation Committee met once and took action by written consent on two occasions during 1996. Its functions are to establish and administer the Company's policies regarding compensation. The Compensation Committee also administers the Company's 1995 Stock Plan and the Company's 1996 Employee Stock Purchase Plan. Compensation-related matters for employee officers subject to the provisions of Internal Revenue Code Section 162(m) are administered by a subcommittee of the Compensation Committee consisting of Mr. Moritz and Mr. Kern.

DIRECTOR COMPENSATION

     The Company does not pay fees to its directors for attendance at meetings. The Company reimburses its directors for their out-of-pocket expenses incurred in the performance of their duties as directors of the Company. In January 1996, Arthur H. Kern, one of the Company's non-employee directors, received an option to purchase 114,068 shares of the Company's Common Stock at an exercise price of $1.00 per share. In addition, the Company's 1996 Directors' Stock Option Plan (the "Directors' Plan") provides that each person who becomes a non-employee director of the Company will be granted a nonstatutory stock option to purchase 40,000 shares of Common Stock on the date on which the optionee first becomes a non-employee director of the Company. Thereafter, on the date of each annual meeting of the Company's shareholders at which such director is elected, each such non-employee director shall be granted an additional option to purchase 5,000 shares of Common Stock if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. Each of the non-employee nominees for director named in this Proxy Statement will have served for more than six months at the time of the Annual Meeting, and so will receive options to purchase 5,000 shares of the Company's Common Stock under the Directors' Plan if they are reelected to the Board at the Annual Meeting. The exercise price of all stock options granted under the Directors' Plan is equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option.

RECOMMENDATION OF THE BOARD

     THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 2

                       AMENDMENTS TO THE 1995 STOCK PLAN

     At the Annual Meeting, the Company's shareholders are being asked to approve an amendment to the 1995 Stock Plan (the "Stock Plan") to increase the number of shares of Common Stock reserved for issuance under the Stock Plan by 5,000,000 shares to an aggregate of 13,000,000 shares and to permit members of the Company's Board of Directors to be eligible to receive grants under the 1995 Stock Plan.

GENERAL

     The Company believes that long-term equity compensation in the form of stock options is critical in order to attract qualified employees to the Company and to provide incentive to and retain current employees, particularly in light of the increasingly competitive environment for talented personnel. As of March 14, 1997, options to purchase 5,877,322 shares were outstanding under the Stock Plan, 1,509,931 shares had been issued pursuant to the exercise of options granted under such plan and 612,747 shares remained available for future grants. The Board of Directors believes that the number of shares currently available under the Stock Plan is likely to be insufficient in light of potential continued growth in the Company's operations. For this reason, the Board has determined that it is in the best interests of the Company to increase the number of shares available for issuance under the Stock Plan by 5,000,000 shares.

     Prior to an amendment approved by the Company's Board of Directors, Directors were not eligible to receive stock option grants under a stock option plan qualified within the meaning of certain rules promulgated under Section 16 of the Securities Exchange Act of 1934. As a result of changes in such rules adopted by the Securities and Exchange Commission in 1996, Directors are now permitted to be eligible to receive grants under discretionary option plans. Although no grants of options to Directors under the 1995 Stock Plan are currently contemplated, the Board of Directors believes that it is in the best interests of the Company to maintain the flexibility to make such grants if the Board determines it to be necessary to attract or retain qualified individuals to serve on the Board of Directors. For this reason, the Board has approved the amendment to the Stock Plan to permit Directors of the Company to be eligible to receive grants under the Stock Plan.

     Options granted under the 1995 Stock Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options, at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The Board of Directors, at its discretion, may also grant rights to purchase Common Stock directly, rather than pursuant to stock options, subject to certain restrictions discussed below.

     The Stock Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     No stock purchase rights have been granted under the Stock Plan. Shares not purchased under an option prior to its expiration will be available for future option grants under the Stock Plan. As of March 14, 1997, the aggregate fair market value of shares subject to outstanding options under the Stock Plan was $148,402,380, based upon the closing price of the Common Stock as reported on The Nasdaq Stock Market on such date. The actual benefits, if any, to the holders of stock options issued under the Stock Plan are not determinable prior to exercise as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of a holder's stock option, as set forth below. As of December 31, 1996, the Named Executive Officers (defined below) and directors of the Company have received grants under the Stock Plan of options to purchase Common Stock of the Company as set forth under the heading "Plan Benefits."

PURPOSE

     The purposes of the 1995 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

ADMINISTRATION

     The Stock Plan may be administered by the Board of Directors or by a committee of the Board of Directors. The Stock Plan is currently being administered by the Compensation Committee of the Board of Directors. The Compensation Committee, which shall be constituted to satisfy the applicable requirement of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Code Section 162(m), has the exclusive authority to grant stock options and purchase rights and otherwise administer the Stock Plan with respect to the officers and Directors. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Stock Plan.

ELIGIBILITY

     The Stock Plan provides that either incentive stock options or nonstatutory stock options may be granted to employees (including officers and directors) of the Company or any of its subsidiaries or affiliates (including a partnership or limited liability company in which the Company owns any equity interest), provided, however, that employees of an affiliate are not eligible to receive incentive stock options. In addition, the Stock Plan provides that nonstatutory stock options may be granted to consultants (including directors who are not employees of the Company) of the Company or any of its subsidiaries or affiliates. The Board of Directors or the Compensation Committee selects the optionees and determines the number of shares to be subject to each option. In making such determination, a number of factors are taken into account, including the duties and responsibilities of the optionee, the value of the optionee's services to the Company, the optionee's present and potential contribution to the success of the Company, and other relevant factors.

     The Stock Plan provides that the maximum number of shares of Common Stock which may be granted under options to any one employee during any fiscal year shall be 1,000,000, subject to adjustment as provided in the Stock Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

TERMS OF OPTIONS

     Each option is evidenced by a stock option agreement between the Company and the optionee. Under the Stock Plan as amended, each option is subject to the following additional terms and conditions:

          (a) Exercise of the Option. The Board of Directors or its committee determines when options may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering payment of the purchase price. The purchase price of the shares purchased upon exercise of an option shall be paid in consideration of such form as is determined by the Board of Directors or its committee and specified in the option agreement, and such form of consideration may vary for each option.

          (b) Exercise Price. The exercise price under the Stock Plan is determined by the Board of Directors or its committee and may not be less than 100 percent of the fair market value of the Common Stock on the date the option is granted, or 85 percent in the case of nonstatutory stock options granted to optionees who are not "covered employees" under Code
     Section 162(m). The fair market value per share is equal to the closing price on The Nasdaq Stock Market on the date of grant. In the case of an incentive stock option granted to an optionee who owns more than ten percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, the exercise price must not be less than 110 percent of the fair market value on the date of grant.

          (c) Termination of Employment. If the optionee's employment or consulting relationship (including service as a director) terminates for any reason other than disability or death, options under the Stock Plan may be exercised not later than three months (or such other period of time not less than thirty days in the case of an incentive stock option or not more than twelve months in the case of a nonstatutory stock option as is determined by the Board of Directors or its committee, with such determination in the case of an incentive stock option being made at the time of grant) after such termination and may be exercised only to the extent the option was exercisable on the date of termination. In no event may an option be exercised by any person after the expiration of its term. The Company has entered into agreements with certain officers that provide for acceleration of option vesting under certain circumstances. See "Executive Officer Compensation."

          (d) Disability. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his or her total and permanent disability, options may be exercised within twelve months of termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after the expiration of its term.

          (e) Death. Under the Stock Plan, if an optionee should die while employed or retained by the Company or during the thirty day period following termination of the optionee's employment or consulting relationship (including service as a director), options may be exercised within twelve months after the date of death to the extent the options would have been exercisable (i) on the date of death, in the case of an optionee who dies while employed or retained by the Company, or (ii) on the date of termination of employment or consulting relationship, in the case of an optionee who dies within thirty days after termination of employment or consulting relationship.

          (f) Extension of Exercise Period. The Stock Plan provides that, notwithstanding the limited period described above following termination of employment, disability or death of an optionee, the Board of Directors or its committee can extend the period of time for which an option will remain exercisable following termination of an optionee's employment or consulting relationship with the Company. In no event, however, may an option be exercised by any person after its expiration.

          (g) Termination of Options. The Stock Plan provides that options granted under the Stock Plan have the term provided in the option agreement. In general, these agreements currently provide for a term of ten years. Incentive stock options granted to an optionee who, immediately before the grant of such option, owned more than ten percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, may not in any case have a term of more than five years. No option may be exercised by any person after its expiration.

          (h) Option Not Transferable. An option is nontransferable by the optionee other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime or, in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death, provided, however that the Stock Plan permits the Board of Directors or its committee in its discretion to grant transferable nonstatutory stock options that comply with applicable laws.

          (i) Assumption or Substitution of Options. In the event of a merger or consolidation in which the Company is not the surviving entity, the Board of Directors is obligated to either accomplish a substitution or assumption of options or give thirty days' notice of the optionee's right to exercise his or her outstanding options as to some or all of the optioned stock at any time within thirty days of such notice.

          (j) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Stock Plan as may be determined by the Board of Directors or its committee.

RESTRICTED STOCK PURCHASE RIGHTS

     The Stock Plan permits the granting of rights to purchase Common Stock of the Company either alone, in addition to, or in tandem with other awards made by the Company. No such grants have been made to date. Upon the granting of a stock purchase right under the Stock Plan, the offeree is advised in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that such person is entitled to purchase, the price to be paid and the time in which such person must accept such offer. The purchase price for stock purchased pursuant to such rights shall not be less than 85 percent of the fair market value of such shares on the date of grant. Stock purchase rights granted to persons subject to Section 16 of the Exchange Act, will be subject to any restrictions necessary to comply with Rule 16b-3.

     Unless the Administrator of the Stock Plan determines otherwise, the underlying stock purchase agreement for stock purchased pursuant to a stock purchase right granted under the Stock Plan will grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability).

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split or dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, as well as the number of shares available for issuance under the Stock Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Board of Directors or its committee.

AMENDMENT AND TERMINATION

     The Board of Directors may amend the Stock Plan at any time or from time to time or may terminate it without approval of the shareholders; provided, however, that shareholder approval is required for any amendment to the Stock Plan that increases the number of shares that may be issued under the Stock Plan, modifies the standards of eligibility, modifies the limitation on grants to employees described in the Stock Plan or results in other changes which would require shareholder approval to qualify options granted under the Stock Plan as performance-based compensation under Section 162(m) of the Code. However, no action by the Board of Directors or shareholders may alter or impair any option previously granted under the Stock Plan. The Stock Plan shall terminate in May, 2005, provided that any options then outstanding under the Stock Plan shall remain outstanding until they expire by their terms.

PLAN BENEFITS

     The Company cannot currently determine the number of shares subject to options that may be granted in the future to executive officers and employees under the Stock Plan. The following table sets forth information with respect to the stock options granted prior to December 31, 1996 to the Named Executive Officers (as defined below under the caption "Executive Officer Compensation"), all current executive officers as a group and all employees and consultants (including all current officers who are not executive officers) as a group under the Stock Plan. No additional stock options were granted to the Named Executive Officers after December 31, 1996 and prior to the date of this Proxy Statement.

                                                       NUMBER OF SHARES SUBJECT TO     WEIGHTED AVERAGE
                                                          OPTIONS GRANTED UNDER         EXERCISE PRICE
                        NAME                                 THE STOCK PLAN               PER SHARE
-----------------------------------------------------  ---------------------------     ----------------
Timothy Koogle.......................................           1,105,510                   $ 1.25
Jeffrey Mallett......................................             645,000                   $ 1.20
Gary Valenzuela......................................             435,000                   $ 2.29
Anil Singh...........................................             185,000                   $ 3.56
Farzad Nazem.........................................             475,000                   $ 7.74
All current executive officers as a group (7
  persons)...........................................           2,845,510                   $ 2.63
All employees and consultants (including all current
  officers who are not executive officers) as a group
  (140 persons)......................................           4,175,743                   $ 6.65

FEDERAL INCOME TAX ASPECTS OF THE STOCK PLAN

     Options granted under the Stock Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory stock options.

     If an option granted under the Stock Plan is an incentive stock option, under Federal tax laws the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for Federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after receipt of the shares by the optionee, any gain will be treated as long-term capital gain under Federal tax laws. If these holding periods are not satisfied, the optionee will recognize ordinary income under Federal tax laws equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, Director, or ten percent shareholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized under Federal tax laws as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. The current Federal tax rate on long-term capital gains is capped at 28 percent. Capital losses are allowed under Federal tax laws in full against capital gains plus $3,000 of other income.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under Federal tax laws at the time he or she is granted a nonstatutory stock option. However, upon its exercise, under Federal tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, Director or ten percent shareholder of the Company, the date of taxation under Federal tax laws may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's tax basis (exercise price plus the income recognized upon exercise) will be treated under Federal tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

     Stock purchases under the Stock Plan will generally be taxed in the same manner as the exercise of a nonstatutory stock option.

REQUIRED VOTE

     The approval of the amendment to the Stock Plan to increase the number of shares reserved for issuance thereunder by 5,000,000 shares and to permit Directors of the Company to be eligible to receive grants under the Stock Plan requires the affirmative vote of the holders of a majority of the total votes cast on the proposal at the Annual Meeting in person or by proxy.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE STOCK PLAN AS DESCRIBED ABOVE.

                                 PROPOSAL NO. 3

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Effective February 1, 1996, Price Waterhouse LLP was engaged as the Company's independent accountants since fiscal 1995 and has been appointed by the Board to continue as the Company's independent accountants for the fiscal year ending December 31, 1997. In the event that ratification of this selection of accountants is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of accountants.

     A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

     Prior to February 1, 1996, Coopers & Lybrand L.L.P. had been the Company's independent accountants. The decision to change independent accountants was approved by the Company's Board of Directors. Coopers & Lybrand L.L.P. has not audited or reported on any financial statements of the Company as of any date or for any period and has not consulted with the Company on any matters of accounting principles or practices. Prior to February 1, 1996, the Company had not consulted with Price Waterhouse LLP on any items which involved the Company's accounting principles or the form of audit opinion to be issued on the Company's financial statements.

RECOMMENDATION OF THE BOARD

     THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                 INFORMATION REGARDING BENEFICIAL OWNERSHIP OF
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 14, 1997, (i) by each person known by the Company to own beneficially more than five percent of the outstanding shares of the Company's Common Stock, (ii) by each director and Named Executive Officer of the Company who beneficially owns shares of Common Stock and (iii) by all directors and officers of the Company as a group.

                                                                AMOUNT AND
                                                                NATURE OF
                                                                BENEFICIAL       PERCENT OF COMMON
                      BENEFICIAL OWNER                         OWNERSHIP(1)     STOCK OUTSTANDING(2)
-------------------------------------------------------------  ------------     --------------------
SOFTBANK Holdings Inc.(3)....................................    9,507,228              34.64%
  2951 28th Street, Suite 3060
  Santa Monica, CA 90405
Sequoia Capital(4)...........................................    4,431,195              16.15%
  3000 Sand Hill Road
  Building 4, Suite 280
  Menlo Park, CA 94025
Jerry Yang...................................................    3,951,032              14.40%
  c/o Yahoo! Inc.
  3400 Central Expressway, Suite 201
  Santa Clara, CA 95051
David Filo...................................................    3,902,983              14.22%
  c/o Yahoo! Inc.
  3400 Central Expressway, Suite 201
  Santa Clara, CA 95051
Eric Hippeau(5)..............................................        8,000            *
  c/o Ziff-Davis Publishing Company
  One Park Avenue
  New York, NY 10016
Arthur H. Kern(6)............................................       35,646            *
  c/o Yahoo! Inc.
  3400 Central Expressway, Suite 201
  Santa Clara, CA 95051
Timothy Koogle(7)............................................      399,045               1.45%
  c/o Yahoo! Inc.
  3400 Central Expressway, Suite 201
  Santa Clara, CA 95051
Michael Moritz(8)............................................    4,431,195              16.15%
  c/o Sequoia Capital
  3000 Sand Hill Road
  Suite 280, Bldg. 4
  Menlo Park, CA 94025
Jeffrey Mallett(9)...........................................       50,811            *
  c/o Yahoo! Inc.
  3400 Central Expressway, Suite 201
  Santa Clara, CA 95051
Gary Valenzuela(6)...........................................       25,002            *
  c/o Yahoo! Inc.
  3400 Central Expressway, Suite 201
  Santa Clara, CA 95051
Anil Singh(10)...............................................        9,381            *
  c/o Yahoo! Inc.
  3400 Central Expressway, Suite 201
  Santa Clara, CA 95051
Farzad Nazem(6)..............................................      119,167            *
  c/o Yahoo! Inc.
  3400 Central Expressway, Suite 201
  Santa Clara, CA 95051
All directors and executive officers as a group (10
  persons)(11)...............................................   12,932,262              47.12%

---------------
 *   Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable on or before May 13, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

 (2) Based on 27,443,562 shares of Common Stock outstanding on March 14, 1997.

 (3) On December 31, 1996, SOFTBANK Holdings Inc. ("SOFTBANK"), which is one of the Company's principal shareholders, granted an option to purchase 40,000 shares of Common Stock (the "Option") which are held by SOFTBANK to Mr. Hippeau at a purchase price per share of $19 7/8. Twenty percent of the Option shares vest and become exercisable on April 1 in each of the years 1997 through 2001. Mr. Hippeau disclaims beneficial ownership of all shares owned by SOFTBANK, except those shares under the Option which are exercisable within 60 days of March 14, 1997 (i.e., May 13, 1997).

 (4) Includes 4,032,439 shares held by Sequoia Capital VI, 221,509 shares held by Sequoia Technology Partners VI, and 177,247 shares held by Sequoia 1995. Michael Moritz, a director of the Company, is a general partner of Sequoia Capital. See footnote 8 below.

 (5) Represents shares issuable upon exercise of an option within 60 days of March 14, 1997, which option was granted by SOFTBANK. See footnote 4 above. Mr. Hippeau serves as Chairman and Chief Executive Officer of Ziff-Davis, a subsidiary of SOFTBANK.

 (6) Represents shares issuable upon exercise of an option within 60 days of March 14, 1997 under the Company's 1995 Stock Plan.

 (7) Includes 64,092 shares issuable upon exercise of an option within 60 days of March 14, 1997 under the Company's 1995 Stock Plan.

 (8) Includes all shares held by entities affiliated with Sequoia Capital. See footnote 4 above. Mr. Moritz, as general partner of Sequoia Capital, may be deemed to beneficially own such shares, although Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

 (9) Includes 50,000 shares issuable upon exercise of an option within 60 days of March 14, 1997 under the Company's 1995 Stock Plan.

(10) Includes 9,379 shares issuable upon exercise of an option within 60 days of March 14, 1997 under the Company's 1995 Stock Plan.

(11) Includes 4,431,195 shares held by entities affiliated with Mr. Moritz, director of the Company, as described in footnote 4 above, as to which Mr. Moritz disclaims beneficial ownership except to the extent of his pecuniary interest. Also includes 303,286 shares issuable upon exercise, by certain directors and executive officers, of options within 60 days of March 14, 1997 under the Company's 1995 Stock Plan. Does not include 9,507,228 shares held by SOFTBANK, which owns all the outstanding stock of Ziff-Davis Publishing Company, of which Eric Hippeau, a director of the Company, is Chairman and CEO.

                         EXECUTIVE OFFICER COMPENSATION

     The following table sets forth certain information concerning compensation of (i) the Company's Chief Executive Officer, and (ii) the four other most highly compensated executive officers of the Company serving at December 31, 1996 (collectively, the "Named Executive Officers").

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                             ------------
                                                                                AWARDS
                                          ANNUAL                             ------------
                                       COMPENSATION                           SECURITIES      ALL OTHER
                                    ------------------     OTHER ANNUAL       UNDERLYING     COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR     SALARY($)    COMPENSATION($)      OPTIONS          ($)(1)
----------------------------------  ----     ---------    ---------------    ------------    ------------
Timothy Koogle....................  1996      150,000              --             80,000          870
  President and                     1995(2)    68,750              --          1,025,510           --
  Chief Executive Officer
Jeffrey Mallett...................  1996      125,000              --             45,000          216
  Senior Vice President,            1995(3)    27,748              --            600,000           --
  Business Operations
Gary Valenzuela...................  1996(4)   123,750              --            435,000          242
  Senior Vice President, Finance
  and Administration, and Chief
  Financial Officer
Anil Singh........................  1996(5)    75,480          43,750(6)          35,000          132
  Vice President, Advertising
     Sales
Farzad Nazem......................  1996(7)   101,770              --            475,000          218
  Senior Vice President, Product
  Development and Operations

---------------
(1) Represents premiums paid for Group Term Life Insurance.

(2) Mr. Koogle joined the Company in August 1995.

(3) Mr. Mallett joined the Company in October 1995.

(4) Mr. Valenzuela joined the Company in February 1996.

(5) Mr. Singh became an executive officer of the Company in December 1996.

(6) Consists of advertising sales commissions.

(7) Mr. Nazem joined the Company in March 1996.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to stock options granted to the Named Executive Officers during the year end December 31, 1996. In addition, as required by Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                                                                       POTENTIAL REALIZABLE
                                         INDIVIDUAL GRANTS(1)                            VALUE AT ASSUMED
                    --------------------------------------------------------------        ANNUAL RATES OF
                     NUMBER OF     PERCENT OF TOTAL      EXERCISE                           STOCK PRICE
                     SECURITIES      OPTIONS/SARS      PRICE OR BASE                     APPRECIATION FOR
                     UNDERLYING       GRANTED TO           PRICE                          OPTION TERM(2)
                    OPTIONS/SARS     EMPLOYEES IN        PER SHARE      EXPIRATION    -----------------------
       NAME          GRANTED(#)     FISCAL YEAR(%)        ($/SH)           DATE         5%($)        10%($)
------------------  ------------   ----------------    -------------    ----------    ---------     ---------
Timothy Koogle....      80,000            2.26%            17.00        12/20/2006    2,215,200     3,527,200
Jeffrey Mallett...      45,000            1.27%            17.00        12/20/2006    1,246,050     1,984,050
Gary Valenzuela...     400,000           11.28%             1.00        01/24/2006      652,000     1,036,000
                        35,000            0.99%            17.00        12/20/2006      969,150     1,543,150
Anil Singh........      20,000            0.56%            20.00        12/03/2006      651,600     1,037,400
                        15,000            0.42%            17.00        12/20/2006      415,350       661,350
Farzad Nazem......     440,000           12.40%             7.00        03/10/2006    5,016,000     7,990,400
                        35,000            0.99%            17.00        12/20/2006      969,150     1,543,150

---------------
(1) Options vest ratably on an annual basis over four years. The options have a ten-year term, but are subject to earlier termination in connection with termination of employment. In the event of certain change-in-control transactions, options held by Messrs. Koogle, Mallett, Valenzuela and Nazem shall be exercisable to the extent of the number of shares that would otherwise vest if such officers remained employed by the Company or its successor for two years after the effective date of the transaction, subject to certain conditions, including the optionee's acceptance of a comparable two-year employment contract with the acquiring party and certain non-competition agreements.

(2) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share from the date of grant to the end of the option term. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock and the timing of option exercises, as well as the optionee's continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the year ended December 31, 1996 and the fiscal year-end value of unexercised options held by the Named Executive Officers.

                         NUMBER OF     VALUE REALIZED         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                          SHARES      (MARKET PRICE AT   UNDERLYING UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                         ACQUIRED      EXERCISE LESS         AT FISCAL YEAR-END(#)        AT FISCAL YEAR END($)(1)
         NAME           ON EXERCISE   EXERCISE PRICE)     (EXERCISABLE/UNEXERCISABLE)     (EXERCISABLE/UNEXERCISABLE)
----------------------- -----------   ----------------   ------------------------------   -------------------------
Timothy Koogle.........        --                --              363,198/742,312           $  6,167,102/$11,246,058
Jeffrey Mallett........   150,000        $3,147,000               25,000/470,000           $    424,500/$ 7,216,500
Gary Valenzuela........        --                --                    0/435,000                      0/$ 6,400,000
Anil Singh.............    37,500        $  682,428                3,126/144,374           $     53,079/$ 1,857,171
Farzad Nazem...........        --                --                    0/475,000                      0/$ 4,400,000

---------------
(1) Value is based on the $17.00 per share closing price of the Company's Common Stock on The Nasdaq Stock Market on December 31, 1996, less the exercise price.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     Three non-employee members of the Company's Board of Directors, Eric Hippeau, Arthur H. Kern and Michael Moritz, serve as the Compensation Committee of the Board. The Compensation Committee reviews, recommends and approves changes to the Company's compensation policies and benefits programs, administers the Company's stock option plans, including approving stock option grants, and otherwise seeks to ensure that the Company's compensation philosophy is consistent with the Company's best interests and is properly implemented. Compensation determinations for executive officers who are subject to the provisions of Internal Revenue Code 162(m) are independently reviewed and approved by the Executive Officer Compensation Subcommittee, which consists of Mr. Kern and Mr. Moritz.

COMPENSATION PHILOSOPHY AND REVIEW

     The Company's compensation philosophy for executive officers serves two principal purposes: (i) to provide a total compensation package for officers that is competitive and enables the Company to attract and retain key executive and employee talent needed to accomplish the Company's business objectives and
(ii) to directly link compensation to improvements in Company performance and increases in shareholder value as measured principally by the trading price of the Company's Common Stock.

     The 1996 compensation levels for the Company's executive officers generally were determined on an individual basis at the time of hiring, which occurred in each case prior to the Company's initial public offering in April 1996 and prior to the formation of the Compensation Committee. For this reason, the Compensation Committee did not undertake a general assessment of executive compensation levels until the determination of executive compensation for 1997.

     In determining compensation levels for 1997, the Compensation Committee obtained survey information from a third-party consultant with respect to cash compensation and stock option grants to similarly situated officers of information technology companies of comparable size and market capitalization. The Compensation Committee also relied upon publicly available compensation information and informal survey information obtained by management with respect to other Internet-related companies. The Compensation Committee did not determine it necessary to, and did not attempt to, specifically analyze compensation levels at companies included in the index under the caption, "Performance Graph."

ELEMENTS OF EXECUTIVE OFFICER COMPENSATION

     The Company's executive compensation consists primarily of salary, health insurance and similar benefits, and the award of stock options. The Company emphasizes the award of stock options and to date the Company has not made use of cash incentive bonuses. The Compensation Committee believes that in the highly competitive, emerging markets in which the Company operates, equity-based compensation provides the greatest incentive for outstanding executive performance and the greatest alignment of management and shareholder long-term interests.

     Officer Salaries. The Compensation Committee reviews each senior executive officer's salary annually. In determining the appropriate salary levels, the Compensation Committee considers, among other factors, the officer's scope of responsibility, prior experience, past accomplishments, and data on prevailing compensation levels in relevant markets for executive talent. Based on the findings of the compensation review discussed earlier, the Compensation Committee has approved salary increases for certain executive officers effective for fiscal 1997 which the Compensation Committee believes appropriately reflect the increase in the level of the Company's operations and officer responsibility, officer performance and compensation levels for comparable companies considered by the Compensation Committee.

     The Compensation Committee increased the salary of Mr. Koogle from $150,000 to $160,000 effective as of July 1996, based upon, among other factors, the Compensation Committee's positive assessment of Mr. Koogle's performance during the first half of 1996 and his increased responsibilities associated with the rapid recent growth in the Company's operations. In reviewing Mr. Koogle's performance, the Compensation Committee noted in particular a number of Company achievements during 1996, including the successful completion of significant private financings and the Company's initial public offering, sequential increases in quarterly revenues, the completion of a number of significant strategic business alliances and relationships, the successful launch of several additional online media properties, and the successful recruiting and hiring of other key officers and employees. This increased salary level will be effective for fiscal 1997 as well. The Compensation Committee also increased the salary levels of several of the other members of the Company's senior management team effective January 1, 1997. In general, these increases were consistent with Mr. Koogle's increase, and were based upon a similar analysis of the officers' increased responsibility and positive performance assessments.

     The Compensation Committee believes that the base salary levels of the executive officers, including Mr. Koogle, are at or below the median of base salary levels for comparable companies considered in the survey data and informal information reviewed by the Compensation Committee. The Compensation Committee believes this is appropriate in light of the Company's emphasis on long-term equity compensation.

     Stock Option Grants. As noted above, the Company has relied substantially on long-term equity compensation as the principal means of compensating and incentivizing its executive officers. It is the Company's practice to set option exercise prices at not less than 100% of the stock fair market value on the date of grant. Thus, the value of the shareholders' investment in the Company must appreciate before an optionee receives any financial benefit from the option. Options are generally granted for a term of ten years. Options granted to executive officers generally provide that they are not exercisable until one year after the date of grant, at which time they become exercisable on a cumulative basis at a maximum annual rate of 25% of the total number of shares underlying the option grant.

     In determining the size of the stock option grants, the Compensation Committee considers various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and the number of shares owned by the officer or which continue to be subject to vesting under outstanding options. In addition, the Compensation Committee examines the level of equity incentives held by each officer relative to the other officers' equity positions and their tenure, responsibilities, experience, and value to the Company. As part of the annual compensation review at the end of 1996, the Compensation Committee approved the grant of options to Mr. Koogle for an additional 80,000 shares of the Company's Common Stock, reflecting Mr. Koogle's successful achievement of the business objectives described above. The Compensation Committee granted all executive officers as a group (including Mr. Koogle) additional options to purchase an aggregate of 210,000 shares of the Company's Common Stock.

     The Company has entered into agreements with each of its executive officers, including Mr. Koogle, that provide, in the event of certain change-in-control transactions, for the acceleration of options held by such officers whereby each such option shall be exercisable to the extent of the number of shares that would otherwise vest if the officer remained employed by the Company or its successor for two years after the effective date of the transaction, subject to certain conditions, including the optionee's acceptance of a comparable two-year employment contract with the acquiring party and certain non-competition agreements. The Company otherwise does not have any employment agreements with any of the executive officers.

     Because of the Company's rapid personnel growth, the Compensation Committee and the Board of Directors have approved an amendment to increase by an aggregate of 5,000,000 shares the number of shares of Common Stock that may be issued pursuant to the exercise of options granted under the Company's 1995 Stock Option Plan. The Company is seeking approval of this amendment by the shareholders at the Annual Meeting. See "Proposal No. 2, Amendment to the 1995 Stock Plan."

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by shareholders.

     The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy, and the Company's best interests.

                                          By the Compensation Committee
                                          of the Board of Directors,

                                          Eric Hippeau
                                          Arthur H. Kern
                                          Michael Moritz

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are currently no employee directors serving on the Compensation Committee. The following non-employee directors serve on the Compensation
Committee: Eric Hippeau, Arthur H. Kern and Michael Moritz.

     Mr. Hippeau is also Chairman and Chief Executive Officer of Ziff-Davis, a subsidiary of SOFTBANK Holdings Inc., a principal shareholder of the Company. The Company has entered into the following transactions with SOFTBANK or its affiliates:

          In November 1996, the Company and SB Holdings (Europe) Ltd. a subsidiary of SOFTBANK, entered into an agreement for the joint development and operation of localized versions of the Yahoo! Internet Guide in several European countries, which will be implemented through joint venture companies in such countries. The Company owns 70% of each joint venture and SB Holdings (Europe) Ltd., an affiliate of SOFTBANK, owns the remaining 30%. The Company has licensed certain elements of the Yahoo! Internet Guide to the joint venture companies on an exclusive basis in exchange for certain license fees.

          In April 1996, the Company and SOFTBANK established a joint venture for the development and operation of a version of the Yahoo! Internet Guide localized for Japan. SOFTBANK owns 60% of the equity of the joint venture, and the remaining 40% is owned by the Company. The Company has licensed certain elements of the Yahoo! Internet Guide to the joint venture on an exclusive basis in exchange for certain license fees.

          In April 1996, SOFTBANK purchased certain shares of the Company's capital stock from shareholders of the Company at a price of $12.50 per share, including shares held by Mr. Filo and an affiliated trust (996,250 shares), Mr. Yang and an affiliated trust (996,250 shares), and Mr. Koogle (100,000 shares), and entities affiliated with Sequoia Capital (996,250 shares).

          During March 1996, the Company issued to SOFTBANK 5,100,000 shares of Mandatorily Redeemable Convertible Series C Preferred Stock at a price of $12.50 per share. All shares of Preferred Stock were converted into shares of the Company's Common Stock at the time of the Company's initial public offering of securities in April 1996. SOFTBANK is entitled to certain registration rights with respect to such Common Stock.

          In 1996, the Company entered into an agreement with SOFTBANK under which SOFTBANK agreed to purchase $2,000,000 of advertising on the Company's online properties during 1996 and annually for four years thereafter. Under this arrangement, SOFTBANK and its affiliates purchased an aggregate of $2,075,000 of advertising from the Company in 1996, at rates that are comparable to those offered to other large customers.

          In 1995, the Company and Ziff-Davis Publishing Company entered into an agreement relating to the development and publications of certain print and online properties under the "Yahoo!" brand. Under this agreement, the Company recognized publication revenues of approximately $200,000 in 1996.

          In 1995, the Company retained an advertising sales representative firm to sell substantially all of the advertising on the Company's online properties under an exclusive arrangement. During 1996, SOFTBANK acquired a controlling interest in this firm, which is now known as SOFTBANK Interactive Marketing ("SIM"), and Mr. Hippeau, one of the Company's directors, joined the Board of Directors of SIM. During 1996 the Company paid an aggregate of approximately $2,300,000 in advertising sales commissions under this arrangement. The exclusive arrangement was terminated as of December 31, 1996, although SIM continues to provide advertising representation services to the Company, for which SIM receives normal industry commissions.

     Mr. Moritz is also a general partner of Sequoia Capital, a principal shareholder of the Company. Sequoia Capital is an investor in I-Systems, Inc. ("ISI"). During 1996, the Company paid ISI approximately $170,000 for Internet access and hosting services.

     See "Proposal No. 1 -- Election of Directors" for a discussion of certain information with respect to all outside directors, including directors serving on the Compensation Committee.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors and principal shareholders and their affiliates will be approved by a majority of the disinterested members of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                               PERFORMANCE GRAPH

     The following graph compares, for the period that the Company's Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934 (which commenced April 11, 1996), the cumulative total shareholder return for the Company, the NASDAQ Stock Market (U.S. companies) Index (the "NASDAQ Market Index"), and the Hambrecht & Quist Internet Index ("H&Q Internet Index"). Measurement points are April 12, 1996 (the first trading day) and the last trading day of the Company's fiscal year ended December 31, 1996. The graph assumes that $100 was invested on April 12, 1996 in the Common Stock of the Company, the NASDAQ Market Index and the H&Q Internet Index, and further assumes no payment or reinvestment of dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

--------------------------------------------------------------------------------
Measurement
   Point       Yahoo! Inc.       NASDAQ Market Index       H&Q Internet Index
--------------------------------------------------------------------------------
   4/12/96      $100.00               $100.00                   $100.00
--------------------------------------------------------------------------------
  12/31/96      $130.77               $117.53                   $ 96.11
--------------------------------------------------------------------------------

                              CERTAIN TRANSACTIONS

     The Company has entered into indemnification agreements with each of its directors and executive officers. The agreements require the Company to indemnify such individuals for certain liabilities to which they may be subject as a result of their affiliation with the Company, to the fullest extent allowed by California law.

     Certain other transactions are described under the caption "Compensation Committee Interlocks and Insider Participation."

          SHAREHOLDER PROPOSALS FOR 1998 ANNUAL SHAREHOLDERS' MEETING

     Proposals of shareholders intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by Secretary, Yahoo! Inc., 3400 Central Expressway, Suite 201, Santa Clara, CA 95051, no later than November 25, 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by Securities Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 1996, all Reporting Persons complied with all applicable filing requirements, with the following exceptions: (a) Sequoia Capital filed an amended Form 3 in February 1997 to report the ownership of the Company's Common Stock by two other affiliated Sequoia entities and the indirect ownership of the Company's Common Stock by certain general partners of the three affiliated Sequoia entities; and (b) each of SOFTBANK and Eric Hippeau filed a late Form 4 in March 1997 to report SOFTBANK's grant on December 31, 1996, of an option to purchase shares of the Company's Common Stock held by SOFTBANK to Mr. Hippeau.

             ADDITIONAL INFORMATION REGARDING THE 1995 STOCK PLAN,
                   1996 DIRECTORS' STOCK OPTION PLAN AND 1996
                          EMPLOYEE STOCK PURCHASE PLAN

     Attached to this Proxy Statement as Appendix 1 is certain information concerning the Company's 1995 Stock Plan, 1996 Directors' Stock Option Plan and 1996 Employee Stock Purchase Plan, and attached as Appendix 2 is certain information concerning the federal tax consequences of participating in those plans.

                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

     It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope.

Santa Clara, California
March 25, 1997

                                                                      APPENDIX 1

              DESCRIPTIONS OF THE 1995 STOCK PLAN, 1996 DIRECTORS'
                      STOCK OPTION PLAN AND 1996 EMPLOYEE
                              STOCK PURCHASE PLAN

                                1995 STOCK PLAN

     The Company's 1995 Stock Plan provides for the grant of options and stock purchase rights to purchase the Company's Common Stock to employees and consultants of the Company. See "Proposal No. 2 -- Amendments to the 1995 Stock Plan" for a more complete description of the 1995 Stock Plan.

                       1996 DIRECTORS' STOCK OPTION PLAN

GENERAL

     The Company's 1996 Directors' Stock Option Plan (the "Directors' Option Plan") was adopted by the Board of Directors in March 1996 and approved by the shareholders in April 1996. A total of 200,000 shares of Common Stock has been reserved for issuance under the Directors' Option Plan.

     The Directors' Option Plan is designed to provide non-employee directors with a proprietary interest in the Company, to encourage these individuals to continue to serve the Company as directors and to assist the Company in recruiting highly qualified individuals when vacancies occur on the Board.

     As of March 14, 1997, no options to purchase shares of Common Stock have been granted to the Company's non-employee directors under the Directors' Option Plan.

SUMMARY OF THE DIRECTORS' OPTION PLAN

     The essential features of the Directors' Option Plan are outlined below.

  Administration

     The Directors' Option Plan is designed to work automatically and not to require administration. However, to the extent administration is necessary, it will be provided by the Board of Directors. The interpretation and construction of any provisions of the Directors' Option Plan by the Board of Directors shall be final and conclusive. Members of the Board receive no additional compensation for their services in connection with the administration of the Directors' Option Plan. All directors currently hold office until the annual meeting of shareholders of the Company following their election, or until their successors are duly elected and qualified.

  Eligibility

     The Directors' Option Plan provides for the grant of nonstatutory options to non-employee directors of the Company. The Directors' Plan provides that each person who becomes a non-employee director of the Company shall be granted a nonstatutory stock option to purchase 40,000 shares of Common Stock (the "First Option") on the date on which the optionee first becomes a non-employee director of the Company. Thereafter, on the date of each Annual Meeting of the Company's Shareholders immediately following which such non-employee director is serving on the Board, each non-employee director shall be granted an additional option to purchase 5,000 shares of Common Stock (a "Subsequent Option") if, on such date, he or she shall have served on the Company's Board of Directors for at least six months (with the first such grant being made at the 1997 Annual Meeting). The Directors' Option Plan provides for neither a maximum nor a minimum number of option shares that may be granted to any one non-employee director, but does provide for the number or shares which may be included in any grant and the method of making a grant. The Company currently has three non-employee directors.

  Terms of Options

     Options granted under the Directors' Option Plan have a term of ten years. Each option is evidenced by a option agreement between the Company and the director to whom such option is granted and is subject to the following additional terms and conditions:

          (a) Exercise of the Option: The Initial Options become exercisable cumulatively to the extent of one-forty-eighth of the shares subject to the option at the end of each month following the date of grant. The Subsequent Options become exercisable in whole on the fourth anniversary of the date of grant. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. Payment for shares issued upon exercise of an option may consist of cash, check, an exchange of shares of the Company's Common Stock, which, if acquired from the Company, have been held for at least six months, or a combination thereof.

          (b) Option Price: The option price is determined by the Board of Directors and under the Directors' Option Plan is 100% of the fair market value of the Company's Common Stock on the date of grant. The Board of Directors determines such fair market value based upon the closing sales price of the Company's Common Stock on the NASDAQ National Market on the date the option is granted.

          (c) Termination of Status as a Director: The Directors' Option Plan provides that if an optionee ceases to serve as a director of the Company, the option may be exercised within 90 days after the date he or she ceases to be a director as to all or part of the shares that the optionee was entitled to exercise at the date of such termination.

          (d) Death: If an optionee should die while serving as a director of the Company, the option may be exercised at any time within six months after death but only to the extent that the option would have been exercisable had the optionee continued living and remained a director of the Company for six months (or such lesser period of time as is determined by the Board) after the date of death. If an optionee should die within three months after ceasing to serve as a director of the Company, the option may be exercised within six months after death to the extent the option was exercisable on the date of such termination.

          (e) Disability: If an optionee is unable to continue his or her service as a director of the Company as a result of his or her total and permanent disability, the option may be exercised at any time within six months (or such other period, of time not exceeding twelve months as determined by the Board) after the date of his or her termination, but only to the extent he or she was entitled to exercise it at the date of such termination.

          (f) Termination of Options: No option is exercisable by any person after the expiration of ten years from the date the option was granted.

          (g) Nontransferability of Options: An option is nontransferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

          (h) Acceleration of Options: In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, the merger of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, each non-employee director shall have either (i) a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such dissolution, liquidation, sale, merger, consolidation or reorganization, at the end of which time the option shall terminate or (ii) the right to exercise the option, including any part of the option that would not otherwise be exercisable, as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such dissolution, liquidation, sale, merger, consolidation or reorganization.

          (i) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Option Plan as may be determined by the Board of Directors.

  Adjustment Upon Changes in Capitalization

     In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the option price and in the number of shares subject to each option and in the number of shares available for issuance under the Directors' Option Plan.

  Amendment and Termination

     The Board of Directors may amend the Directors' Option Plan at any time or from time to time or may terminate it without approval of the shareholders, but no amendment or termination shall be made that would impair the rights of any optionee under any grant theretofore made, without his or her consent. In addition, the Company shall obtain shareholder approval of any amendment to the Directors' Option Plan in such a manner and to the extent necessary to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation). Further, the provisions of the Directors' Option Plan concerning the administration of and grants of options under the Plan may not be amended more than once every six months, other than to comport with changes in ERISA or the Internal Revenue Code of 1986, as amended (the "Code"). In any event, the Directors' Option Plan will terminate in April 2006.

                       1996 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     The Company's 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan") was adopted by the Board of Directors in March 1996 and approved by the shareholders in April 1996. A total of 300,000 shares of Common Stock are reserved for issuance under the 1996 Purchase Plan.

     The 1996 Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under Section 423 of the Code. See "Appendix 2 -- 1996 Employee Stock Purchase Plan."

     The 1996 Purchase Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of ERISA.

PURPOSE

     The purpose of the 1996 Purchase Plan is to provide employees of the Company (and any of its subsidiaries designated by the Board) who participate in the 1996 Purchase Plan with an opportunity to purchase Common Stock of the Company through payroll deductions.

ADMINISTRATION

     The 1996 Purchase Plan may be administered by the Board or a committee appointed by the Board. Initially, the Purchase Plan will be administered by the Board of Directors, except that with respect to executive officers (including executive officers who are also directors), the Purchase Plan will be administered exclusively by the Compensation Committee (comprised of Messrs. Hippeau, Kern and Moritz, the outside directors of the Company who are not eligible to participate in the Purchase Plan). All questions of interpretation of the 1996 Purchase Plan are determined by the Board or its committee, and its decisions are final and binding upon all participants. Members of the Board or its committee who are eligible employees are permitted to participate in the 1996 Purchase Plan, provided that any such eligible member may not vote on any matter affecting the administration of the 1996 Purchase Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the 1996 Purchase Plan. No charges for administrative or other costs may be made against the payroll deductions of a participant in the 1996 Purchase Plan. Members of the Board receive no additional compensation for their services in connection with the administration of the 1996 Purchase Plan. All directors currently hold office until the annual meeting of shareholders of the Company following their election, or until their successors are duly elected and qualified.

ELIGIBILITY

     Any person who is employed by the Company (or any of its majority-owned subsidiaries) for at least twenty hours per week and more than five months in a calendar year is eligible to participate in the 1996 Purchase Plan, provided that the employee is employed on the first day of an offering period and subject to certain limitations imposed by Section 423(b) of the Code.

OFFERING DATES

     The 1996 Purchase Plan will be implemented by two six-month offering periods each year. The first such offering period commenced April 11, 1996. The Board may alter the duration of the offering periods without shareholder approval.

PARTICIPATION IN THE PLAN

     Eligible employees become participants in the 1996 Purchase Plan by delivering to the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date, unless a later time for filing the subscription agreement has been set by the Board for all eligible employees with respect to a given offering.

PURCHASE PRICE

     The purchase price per share at which shares are sold under the 1996 Purchase Plan is the lower of 85% of the fair market value of the Common Stock on the applicable date of commencement of the offering period or on the applicable exercise date. The fair market value of the Common Stock on a given date shall be the closing price of the Common Stock as reported on the NASDAQ National Market as of such date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may be not less than 1% and not more than 15% of a participant's eligible compensation received on each payday during the offering period. Eligible compensation consists of the regular straight time gross earnings and commissions and excludes payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation. Payroll deductions shall commence on the first payday following the offering date, and shall continue at the same rate until the end of the offering period unless sooner terminated as provided in the 1996 Purchase Plan.

     A participant may discontinue his or her participation in the 1996 Purchase Plan at any time during an offering period. A participant may, on one occasion only during any particular offering period, decrease the rate of his or her contributions during such offering period by completing and filing with the Company a new subscription agreement. The change in rate shall be effective as of the beginning of the calendar month following the date of filing of the new subscription agreement.

     All payroll deductions are credited to the participant's account under the 1996 Purchase Plan and are deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose. No interest accrues on the payroll deductions of a participant in the 1996 Purchase Plan.

PURCHASE OF STOCK; EXERCISE OF OPTION

     By executing a subscription agreement to participate in the 1996 Purchase Plan, the participant is entitled to have shares placed under option. The maximum number of shares a participant may purchase in a six-month offering period is 5,000 shares, subject to certain limitations provided by the Code, provided, however, that the participant's actual purchase will be limited to the number of shares determined by dividing the amount of the participant's total payroll deductions accumulated during each six-month offering period by the lower of (i) 85% of the fair market value of the Common Stock at the beginning of the offering period, or (ii) 85% of the fair market value of the Common Stock on the applicable exercise date. Unless the participant's participation is discontinued, each participant's option for the purchase of shares will be exercised automatically at the end of the offering period at the applicable price.

     Notwithstanding the foregoing, no participant shall be permitted to subscribe for shares under the 1996 Purchase Plan if immediately after the grant of the option the participant would own five percent or more of the voting power or value of all classes of stock of the Company or of a parent or of any of its subsidiaries (including stock that may be purchased under the 1996 Purchase Plan or pursuant to any other options), nor shall any participant be granted an option that would permit the participant to buy pursuant to the 1996 Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year. Furthermore, if the number of shares that would otherwise be placed under option at the beginning of an offering period exceeds the number of shares then available for issuance under the 1996 Purchase Plan, a pro rata allocation of the available shares shall be made in as equitable a manner as is practicable.

WITHDRAWAL

     While each participant in the 1996 Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, the participant's interest may be decreased once during any given offering period by completing and filing a new subscription agreement with the Company. In addition, a participant's interest may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the 1996 Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable six-month period prior to an exercise date under the Plan.

     Any withdrawal by the participant of accumulated payroll deductions for a given offering period automatically terminates the participant's interest in that offering period. In effect, the participant is given an option, for a maximum number of shares, which may or may not be exercised at the end of each six-month purchase period. However, unless the participant actively withdraws from the offering period, the option will be exercised automatically at the end of each purchase period, and the maximum number of full shares purchasable (within the limits of the 1996 Purchase Plan) with the participant's accumulated payroll deductions will be purchased for that participant at the applicable price.

     A participant's withdrawal from an offering period does not have an effect upon such participant's eligibility to participate in subsequent offering periods under the 1996 Purchase Plan; however, the participant may not re-enroll in the same offering period after withdrawal.

TERMINATION OF EMPLOYMENT

     Termination of a participant's employment for any reason, including retirement or death, prior to any exercise date cancels his or her participation in the 1996 Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account during the offering period will be returned to such participant, or in the case of death, to the person or persons entitled thereto as specified in the participant's subscription agreement.

CAPITAL CHANGES

     In the event any change, such as a stock split of stock dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made in the shares subject to purchase and in the purchase price per share, as well as in the number of shares available for issuance under the 1996 Purchase Plan.

NONTRANSFERABILITY

     No rights or accumulated payroll deductions of a participant under the 1996 Purchase Plan may be assigned, transferred, pledged or otherwise disposed of for any reason (other than by will, or the laws of descent and distribution, or as otherwise provided in the 1996 Purchase Plan) and any such attempt may be treated by the Company as an election to withdraw from the 1996 Purchase Plan.

AMENDMENT AND TERMINATION OF THE PLAN

     The Board may at any time amend or terminate the 1996 Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the 1996 Purchase Plan without prior approval of the shareholders of the Company if such amendment would increase the number of shares reserved under the 1996 Purchase Plan, permit a new class of employees to participate in the 1996 Purchase Plan or make any other change to the 1996 Purchase Plan for which shareholder approval is required to comply with the rules under Section 16 of the Exchange Act and Rule 16b-3 (or any successor rule) thereto.

                                                                      APPENDIX 2

                     FEDERAL TAX INFORMATION CONCERNING THE
             CONSEQUENCES OF PARTICIPATING IN THE 1995 STOCK PLAN,
                     1996 DIRECTORS' STOCK OPTION PLAN AND
                       1996 EMPLOYEE STOCK PURCHASE PLAN

     The following is only a summary of the effect of United States federal income taxation upon the participants and the Company under the 1995 Stock Plan, 1996 Directors' Stock Option Plan and the 1996 Employee Stock Purchase Plan, and does not purport to be complete. Reference should be made to the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, this summary does not discuss the income tax laws of any municipality, state or foreign country in which the participant may reside, or the tax consequences of the participant's death. It is advisable that a participant consult his own tax advisor concerning application of these tax laws.

                                1995 STOCK PLAN

     See "Proposal No. 2 -- Amendments to the 1995 Stock Plan" for a discussion of certain federal income tax aspects of the Stock Plan.

                       1996 DIRECTORS' STOCK OPTION PLAN

     Options granted under the 1996 Directors' Stock Option Plan are nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option exercise price. Because the optionee is a director of the Company, the date of taxation (and the date of measurement of taxable ordinary income) may be deferred for up to six months unless the optionee files an election under
Section 83(b) of the Code. Upon resale of such shares by the optionee, any difference between the sales price and the fair market value of the shares as of the date of exercise of the option (or the date of taxation, if later) will be treated as capital gain or loss. Currently, the tax rate on net capital gain (net long-term capital gain minus net short-term capital loss) is capped at 28%. Capital losses are allowed in full against capital gains plus $3,000 of other income.

                       1996 EMPLOYEE STOCK PURCHASE PLAN

     The 1996 Employee Stock Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon how long the shares have been held by the participant. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the purchase date, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held by the participant. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by a participant upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

     The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

     The Company is entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the holding periods described above.

                                  YAHOO! INC.

                      1997 ANNUAL MEETING OF SHAREHOLDERS


         The undersigned shareholder of Yahoo! Inc. (the "Company"), a California corporation, hereby acknowledges receipt of the Notice of Annual
P Meeting of Shareholders and Proxy Statement, each dated March 25, 1997, and hereby appoints John E. Place and James L. Brock, or either of them,
R proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at
O the 1997 Annual Meeting of Shareholders of the Company to be held on April 30, 1997, at 2:00 p.m., local time, at the Guild Theatre, located at 949 El
X Camino Real, Menlo Park, California 94025 and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the
Y undersigned would be entitled to cast if personally present, on the matters set forth on the reverse side.

         ANY SHAREHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR THE PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES ON SUCH PROPOSAL AT THE MEETING. IF A BOX IS CHECKED, YOUR SHARES SHALL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                   -------------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                   -------------

        Please mark
/ X /   votes as in
        this example.

    THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS LISTED BELOW AND A VOTE FOR THE OTHER PROPOSALS.

1. To elect the following directors to serve until the 1998 Annual Meeting of Shareholders or until their successors are elected and qualified:

    NOMINEES:  Timothy Koogle, Jerry Yang, Eric Hippeau, Arthur H. Kern,
               Michael Moritz

                        FOR             WITHHELD

                       /   /              /   /
                                                               MARK HERE
                                                               FOR ADDRESS
    /   /-------------------------------                       CHANGE AND  /   /
    For all nominees except as noted on                        NOTE BELOW
    the line above

2. To approve an amendment to the 1995 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 5,000,000 shares and to permit members of the Company's Board of Directors to be eligible to receive grants under the 1995 Stock Plan.

                FOR             AGAINST         ABSTAIN

               /   /             /   /           /   /

3. To ratify the appointment of Price Waterhouse LLP as the independent accountants for the Company for the year ending December 31, 1997.

                FOR             AGAINST         ABSTAIN

               /   /             /   /           /   /

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

                FOR             AGAINST         ABSTAIN

               /   /             /   /           /   /

Please sign exactly as your name(s) appear(s) on your stock certificate. Joint owners should each sign personally. If signed by an attorney-in-fact, the power of attorney should be attached. A corporation is requested to sign its name by its President or other authorized officer, with the office held indicated. Executors, administrators, trustees, etc. should indicate their status when signing.



Signature:                                              Date:
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Signature:                                              Date:
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